Exhibit 99.1

Company Release – 4/27/16

First Priority Financial Corp. Reports a 27% Increase in First Quarter 2016 Net Income

Vs. First Quarter 2015.

Malvern, Pa., April 27, 2016 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the first quarter ended March 31, 2016, including a 27% increase in net income and a 24% increase in income before taxes; both compared to the first quarter of 2015.

For the three months ended March 31, 2016, First Priority reported consolidated net income of $531 thousand, or $0.05 per basic and diluted common share, a 27% increase compared to $417 thousand, or $0.04 per basic and diluted common share in the first quarter of 2015, after preferred dividends of $177 thousand and $166 thousand for each period, respectively. Income before income taxes totaled $772 thousand for the three months ended March 31, 2016, a 24% increase compared to $622 thousand earned in the first quarter of 2015. During the fourth quarter of 2015, net income was $628 thousand, or $0.06 per basic and diluted common share after preferred dividends totaling $212 thousand.

David E. Sparks, Chairman and CEO, commented: “We are pleased to report continuing improvement of operating results during the first quarter of 2016. In the first quarter, we completed the previously disclosed redemption of $6 million of preferred stock and announced plans to close our Plumstead Office during the second quarter of 2016. The office did not meet customer activity requirements and the closure will result in approximately $200 thousand in annualized savings.” Sparks continued: “Our balance sheet remained strong with total assets of $512 million, loans outstanding totaling $409 million and total deposits of $409 million. During the quarter, non-interest bearing deposits grew $9.2 million, or 19.9%, reflecting the results of expanding our cash management and mobile banking efforts. The underlying credit quality of our loan portfolio also continues to remain strong as reflected in non-performing loans and non-performing assets ratios, which were 0.48% of total loans and 0.77% of total assets, respectively, as of March 31, 2016.”

Balance Sheet and Capital Highlights:

•	Total assets were $511.7 million at March 31, 2016 compared to $546.5 million at December 31, 2015, a decrease of $34.8 million, or 6.4%. This decline resulted from a reduction in investment portfolio balances of $55.8 million, partially offset by an increase in cash and cash equivalents of $22.8 million, primarily interest bearing deposit balances with other banks.

•	The investment portfolio totaled $58.8 million at March 31, 2016 compared to $114.6 million at December 31, 2015. During the first quarter of 2016, the Company sold $3.8 million of state and municipal obligations in order to take advantage of favorable market conditions, resulting in gains from these sales totaling $235 thousand. Also, as of December 31, 2015, the investment portfolio included $50 million of short-term investments, consisting of United States Treasury securities and Federal Home Loan Bank notes, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2016. As of March 31, 2016 and December 31, 2015, $39.4 million and $94.7 million of investments, respectively, were classified as available for sale while $19.4 million and $19.9 million, respectively, were classified as held to maturity.

•	Loans outstanding were $408.5 million at March 31, 2016, a decline of $648 thousand, or 0.2%, from $409.2 million at December 31, 2015. During the first quarter of 2016, loan growth consisted of new organic loan production of approximately $12 million while accelerated or unscheduled repayments totaled $13 million.

•	Deposits totaled $409.4 million at March 31, 2016 compared to $408.7 million at December 31, 2015, an increase of $696 thousand, or 0.2%. During the first quarter of 2016, deposits increased in the following categories: non-interest bearing deposits: $9.2 million, or 19.9%; NOW accounts: $3.7 million, or 9.7%; money market and savings accounts: $4.2 million, or 4.7%; and retail time deposits: $1.1 million. These increases were offset by a decline of brokered time deposits of $17.5 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh advances and subordinated debt, totaled $54.1 million at March 31, 2016 compared to $83.9 million at December 31, 2015 representing a decrease of $29.8 million, or 35.5%. This decline resulted from lower funding requirements due to the decline in overall assets partially offset by the $6 million redemption of preferred stock.

•	Total shareholders’ equity for the Company was $46.7 million at March 31, 2016, compared to $52.1 million at December 31, 2015. Included in total equity as of December 31, 2015 was $9.4 million of preferred stock, of which, as stated above, $6 million was redeemed in January 2016. The equity to assets ratio as of March 31, 2016 was 9.13%, book value and tangible book value per common share were $6.66 and $6.20, respectively, and tangible common equity to tangible assets was 7.92%.

Asset Quality Highlights:

•	The allowance for loan losses was $2.8 million as of both March 31, 2016 and December 31, 2015, respectively, which represented 0.68% of total loans outstanding as of each respective date. Net charge-offs for the three months ended March 31, 2016 totaled $122 thousand compared to $56 thousand for the first three months of 2015.

•	Total non-performing loans were $2.0 million, or 0.48% of total loans outstanding at March 31, 2016 compared to $1.9 million, or 0.47% of total loans outstanding as of December 31, 2015. Non-performing assets totaled $3.9 million, or 0.77% of total assets, as of March 31, 2016 compared to $3.6 million, or 0.65% of total assets as of December 31, 2015.

Operating Results Highlights:

•	During the first quarter of 2016, operating results were impacted by the following items:

•	The Company sold $3.8 million of state and municipal obligations in order to take advantage of favorable market conditions, resulting in gains from the sales totaling $235 thousand.

•	The Company announced plans to close its Plumstead Office during the second quarter of 2016. In connection with this action, a reserve totaling $91 thousand was booked to operating expenses related to the write off of leasehold improvements and the remaining payments due through the end of the current lease term. Anticipated annual savings of approximately $200 thousand are expected as a result of lower ongoing operating costs, which should begin to impact earnings in the third quarter of 2016.

•	As previously disclosed, the Company issued $9.5 million of 7% subordinated debt in November 2015, of which $6 million was utilized to redeem a like portion of its 9% Preferred Stock on January 22, 2016.

•	Interest expense and related amortization recorded during the first quarter of 2016 totaled $172 thousand related to the subordinated debt issuance, which is included in interest expense and is tax deductible.

•	The preferred dividend declared and paid during the first quarter of 2016 totaling $177 thousand, $100 thousand higher than the ongoing quarterly dividend which will be paid going forward beginning in the second quarter of 2016, after the completion of the $6 million preferred stock redemption in January 2016. This dividend impacts income to common shareholders and is not tax deductible.

•	Net interest income totaled $3.95 million for the first quarter of 2016, an increase of $62 thousand, or 1.6%, from $3.89 million during the first quarter of 2015. When comparing these two periods, average interest earning assets increased $40.5 million, or 9.2%, compared to the first quarter of 2015, as average loans increased $36.2 million, or 9.8%. At the same time, net interest margin decreased 28 basis points from 3.59% to 3.31% for the current quarter as the average rate on loans and total interest earning assets both declined 7 basis points. Also, the average cost of funds increased 23 basis points from 0.86% to 1.09% primarily due to the issuance of subordinated debt and increased time deposit balances.

•	Non-interest income increased $203 thousand, primarily related to investment securities gains which totaled $235 thousand in the current quarter compared to none recorded in the first quarter of 2015. Wealth management fees, totaling $69 thousand, declined $21 thousand when comparing these same periods.

•	The provision for loan losses was $110 thousand for the three months ended March 31, 2016, compared to $120 thousand for the same period in 2015. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended March 31, 2016, non-interest expenses were $3.48 million, an increase of $125 thousand, or 3.7% from $3.35 million for the same period in 2015. These increases primarily reflect incremental staffing costs to enhance business development opportunities, the acceleration of costs related to the announced branch closure, higher advertising expenses to increase brand awareness, and increased costs related to other real estate owned.

•	Income tax expense recorded for the three months ended March 31, 2016 totaled $241 thousand compared to $205 thousand for the same period in 2015, representing an effective tax rate in the current quarter of 31.2%.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $511 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest income	$5,036	$5,088	$4,654
Interest expense	1,086	986	766

Net interest income	3,950	4,102	3,888
Provision for loan losses	110	165	120

Net interest income after provision for loan losses	3,840	3,937	3,768
Non-interest income	409	321	206
Non-interest expenses	3,477	3,376	3,352

Income before income taxes	772	882	622
Federal income tax expense	241	254	205

Net income	$531	$628	$417
Preferred dividends	177	212	166

Income to common shareholders	$354	$416	$251

Basic earnings per common share	$0.05	$0.06	$0.04

Diluted earnings per common share	$0.05	$0.06	$0.04

Weighted average common shares outstanding:
Basic	6,496	6,492	6,447
Diluted	6,529	6,582	6,494
Net interest margin	3.31%	3.40%	3.59%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$28,686	$5,909
Investment securities	58,807	114,590
Loans receivable	408,505	409,153
Less: allowance for loan losses	2,783	2,795

Net loans	405,722	406,358
Premises and equipment, net	1,975	2,033
Bank owned life insurance	3,197	3,178
Deferred income taxes, net	3,240	3,543
Goodwill and other intangibles	3,015	3,035
Other assets	7,053	7,894

Total assets	$511,695	$546,540

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$409,383	$408,687
Federal Home Loan Bank of Pittsburgh advances	44,875	74,725
Subordinated debt	9,190	9,201
Other liabilities	1,521	1,836

Total liabilities	464,969	494,449
Shareholders’ equity	46,726	52,091

Total liabilities and shareholders’ equity	$511,695	$546,540

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	March 31,	December 31,
	2016	2015
Period End Balance Sheet Ratios:
Loan to deposit ratio	99.8%	100.1%
Equity to assets	9.13%	9.53%
Tangible common equity/Tangible assets	7.92%	7.30%
Book value per common share	$6.66	$6.58
Tangible book value per common share	$6.20	$6.11
Selected Asset Quality Balances:
Non-performing loans	$1,968	$1,933
Other real estate owned	1,975	1,633

Total non-performing assets	$3,943	$3,566

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.48%	0.47%
Non-performing assets as a percentage of total assets	0.77%	0.65%
Allowance for loan losses as a percentage of total loans	0.68%	0.68%

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